CONSENT OF INDEPENDENT ACCOUNTANTS





We hereby consent to the use in the Statements of Additional Information constituting parts of this Post Effective Amendment No. 29 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated July 9, 1998, relating to the financial statements and financial highlights appearing in the May 31, 1998 Annual Report to Shareholders of the John Hancock Sovereign U.S. Government Income Fund and the John Hancock Strategic Income Fund, which appear in such Statements of Additional Information and to the incorporation by reference of our reports into the Prospectuses which constitute parts of this Registration Statement. We also consent to the references to us under the headings "Independent Auditors" in such Statements of Additional Information and the references to us under the headings "Financial Highlights" in such Prospectuses.



PricewaterhouseCoopers LLP
Boston, Massachusetts
September 22, 1998